EXHIBIT 15


DELOITTE & TOUCHE LLP
          ----------------------------------------------------
          Suite 3900               Telephone:  (503) 222-1341
          111 SW Fifth Avenue      Facsimile:  (503) 224-2172
          Portland, OR  97204-3698


November 12, 1996

Northwest Natural Gas Company
220 N.W. Second Avenue
Portland, Oregon  97209

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northwest Natural Gas Company and subsidiaries for the periods ended September 30, 1996 and 1995, as indicated in our report dated November 12, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your quarterly report on Form 10-Q for the quarter ended September 30, 1996, is incorporated by reference in Registration Statement Nos. 33-63017 and 33-63585, Post-
Effective Amendment No. 1 to Registration Statement No. 2-76276, and Post-Effective Amendment No. 2 to Registration
Statement No. 2-77195 on Form S-8, and in Registration
Statement Nos. 33-64014, 33-51271, and 33-53795, and Post
Effective Amendments No. 1 to Registration Statement Nos. 33-1304 and 33-20384 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


 DELOITTE & TOUCHE LLP